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                                                                  EXHIBIT (c)(4)


                             TEL-SAVE HOLDINGS, INC.
                                 6805 Route 202
                               New Hope, PA 18938


                                                  December 18, 1997



Symetrics Industries, Inc.
1615 West NASA Boulevard
Melbourne, FL 32901
Attention:  Mr. Dudley E. Garner, Jr.

Ladies and Gentlemen:

             We refer to the Agreement and Plan of Merger (the "Merger Agreement") among Tel-Save Holdings, Inc., TSH Co., Inc. and Symetrics Industries, Inc. (the "Company"), dated as of December 18, 1997. Tel-Save hereby acknowledges that this agreement is a condition to Company's entering into the Merger Agreement and agrees that:

             1. Subject to the terms of this agreement, for a period of two years from the Effective Time (as such term is defined in the Merger Agreement), Tel-Save shall cause the Company and its subsidiary (collectively, the "Company") to retain each employee named on the attached Schedule ("Named Employees") in the same or in a substantially comparable position with the Company, at compensation at least commensurate with the level of such employee's compensation set forth on the attached Schedule.

             2. The Named Employees may be terminated for cause. In the event a Named Employee is terminated without cause (which shall include relocation of such employee required by the Company, Parent or Purchaser), such terminated employee shall be entitled to receive in a lump sum by Company check on the date of termination of employment, the portion of the base salary to which such employee would have been entitled (as indicated on the attached schedule) had such employee remained employed by the Company until the end of the two-year period referred to in Section 1 hereof. For the purposes of this agreement, the Company shall have "cause" to terminate a Named Employee's employment upon
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Symetrics Industries, Inc.
December 18, 1997
Page 2

such employee's (i) failure to perform substantially the employee's duties owed to the Company after a written demand for substantial performance is delivered to such employee which specifically identifies the nature of such non-performance, or (ii) engaging in dishonorable or disruptive behavior which would be reasonably expected to harm the Company, its business or its employees.

             3. Tel-Save will use its reasonable best efforts to negotiate individual contractual arrangements with each of the Named Employees relating to their employment with the Company on or before the Effective Time. Such individual arrangements shall supercede any arrangements set forth herein.

             4. (a) Tel-Save acknowledges and agrees that, at the Effective Time, the Company shall pay to Mr. Garner a cash amount equal to the portion of the base salary that would have been payable under his employment agreement for a period of 18 months.

                (b) At Tel-Save's request, Mr. Garner shall remain employed by the Company for a mutually agreed upon time not to exceed six months in consideration of his compensation payable under his employment agreement.

                (c) Tel-Save acknowledges and agrees that, at the Effective Time, the Company shall pay to Mr. Garner the amount of deferred compensation that has been duly accrued in the Company's audited financial statements, which amount shall not exceed $440,000.00.

             5. The employment agreement with Earl J. Claire shall remain in full force and effect in accordance with its terms, except that, Mr. Claire shall be entitled to the provisions of this Agreement as a Named Employee, and notwithstanding anything to the contrary in such employment agreement or as set forth above, Mr. Claire shall be entitled to receive the same payment on the same terms as a Named Employee upon the termination of his employment with cause, as he would have been entitled to receive had such termination occurred without "cause," as defined herein.

             Please indicate your agreement that this letter correctly sets forth the understanding between us on the issues discussed herein by countersigning each of
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Symetrics Industries, Inc.
December 18, 1997
Page 3

the two copies of the letter provided to you in the space indicated below.


                               Very truly yours,
                               TEL-SAVE HOLDINGS, INC.


                               /s/ Daniel Borislow
                               -------------------------------------------------
                               Name: Daniel Borislow
                               Title: Chairman and CEO



Agreed and accepted as of the date hereof:


SYMETRICS INDUSTRIES, INC.


/s/ Dudley Garner, Jr.
---------------------------------
Name: Dudley Garner, Jr.
Date: President



Attachment
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                                   SCHEDULE I



                                                                        Base                   Incentive
Name                                     Position                       Salary                 Bonus
----                                     --------                       ------                 -----
Earl J. Claire                           President ADS                  $112,000               $20,000
Richard F. Ostrow                        Sr. V.P. ADS                     75,000                40,000
Karl W. Kettner                          V.P. Engr ADS                    86,008                14,000

Robert A. Lyons, Jr.                     V.P. GM CMD, DPD                 90,064                20,000
Jerry L. Sinclair                        V.P. DPD                         84,448                10,000
Campbell McKegg, Jr.                     V.P. Finance                     74,880                10,000
D. Mitchel Garner                        V.P. Op. DPD                     74,880                10,000


Anton Szpendyk                           V.P. CMD                         75,000                75,000
                                                                                               based on
                                                                                               Sales &
                                                                                               Revenues

Richard E. Nichols                       V.P. CTS                         84,448                10,000
Erik L. Whitehead                        Dir. Engr. CTS                   76,960                 5,000



ADS                                      American Digital Switching
CMD                                      Contract Manufacturing Division
CTS                                      Computer Telephony Systems
DPD                                      Defense Products Division